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                                                                     EXHIBIT 5.1

                                          Business Objects S.A.
                                          European Headquarters
                                          157-159 rue Anatole France
                                          92300 Levallois -Perret
                                          France

                                          June 23, 2004

      Ladies and Gentlemen:

      In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to a maximum number of 300,000 ordinary shares nominal value 0.10 euro per ordinary share (the "Shares"), of Business Objects S.A., a societe anonyme organized under the laws of the Republic of France (the "Company") which will be issued pursuant to the exercise of 300,000 warrants granted by the board of directors of the Company on June 15, 2004 (the "Warrants"), we, as your French Counsel, have examined copies of the following documents:

            i. a certified copy of the twelfth resolution to the nineteenth resolution (included) of the extraordinary general meeting of the shareholders of the Company held on June 10, 2004;

            ii. a special statutory auditor's report ("rapport des Commissaires aux avantages particuliers") dated as of May 13, 2004;

            iii. statutory auditor's reports on the issuance of Warrants without preferential subscription right respectively relating to the twelfth resolution to the nineteenth resolution (included) ("rapports des Commissaires aux comptes sur l'emission de bons de souscription d'actions avec suppression du droit preferentiel de souscription") dated as of April 21, 2004;

            iv. a certified extract of the decision of the board of directors of the Company held on June 15, 2004 relating to the issuance of the Warrants;

            v. a copy of the "attestation d'inscription en compte" for the Warrants held by Mr. Arnold Silverman, established by BNP PARIBAS dated as of June 17, 2004;

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            vi.   a copy of the "attestation d'inscription en compte" for the
                  Warrants held by Mr. Albert Eisenstat, established by BNP PARIBAS dated as of June 17, 2004;

            vii. a copy of the "attestation d'inscription en compte" for the Warrants held by Mr. Bernard Charles, established by BNP PARIBAS dated as of June 17, 2004;

            viii. a copy of the "attestation d'inscription en compte" for the
                  Warrants held by Mr. Kurk Lauk, established by BNP PARIBAS dated as of June 17, 2004;

            ix. a copy of the "attestation d'inscription en compte" for the Warrants held by Mr. Gerald Held, established by BNP PARIBAS dated as of June 17, 2004;

            x. a copy of the "attestation d'inscription en compte" for the Warrants held by Mr. Jean-Francois Heitz, established by BNP PARIBAS dated as of June 17, 2004;

            xi. a copy of the "attestation d'inscription en compte" for the Warrants held by Mr. David Peterschmidt, established by BNP PARIBAS dated as of June 17, 2004;

            xii. a copy of the "attestation d'inscription en compte" for the Warrants held by Mr. David J. Roux, established by BNP PARIBAS dated as of June 17, 2004; and

            xiii. a copy of the by-laws (statuts) of the Company dated as of
                  June 15, 2004 (the "Statuts").

together with such other corporate documents and such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

      In the context of such examination we have assumed the genuiness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

      We are admitted to practice as avocats in the Republic of France. Our opinion set forth below is limited to the laws of the Republic of France as in effect as of the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

      Upon the basis of such examination and subject to any matter not disclosed to us by the parties concerned, we advise you that, in our opinion, any Shares to be issued pursuant to the exercise of the Warrants, to the extent that they are:

      - issued in compliance with the provisions of the twelfth to the nineteenth resolutions (included) of the extraordinary general meeting of the shareholders of the Company held on June 10, 2004, and the decision of the board of directors of the Company held on June 15, 2004, the Statuts and the then applicable law, and

      - are fully paid up in accordance with the provisions of the twelfth to the nineteenth resolutions (included) of the extraordinary general meeting of the shareholders of the Company held on June 10, 2004, and the decision of the board of directors of the Company held on June 15, 2004, the Statuts and the then applicable law,

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will be validly issued and fully paid up.

      We have relied as to certain matters on information obtained from officials of the Company and other sources believed by us to be responsible.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons the consent of whom is required under Section 7 of the Act.

                                                  Very truly yours,

                                                  /s/ Shearman & Sterling LLP

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